Exhibit 99.1

CORMEDIX INC. ANNOUNCES APPOINTMENT OF ROBERT A. STEWART TO ITS
BOARD OF DIRECTORS

Berkeley Heights, NJ – April 17, 2023 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases, today announced the appointment of Robert A. Stewart to the CorMedix Board of Directors. Following the appointment of Mr. Stewart, the Board will comprise 8 directors, 7 of which are independent.

“We are pleased to welcome Rob Stewart to the CorMedix Board,” said Joseph Todisco, Chief Executive Officer of CorMedix. “Rob’s deep experience in global pharmaceutical management and broad professional network in the pharma space will be invaluable to CorMedix as we aim to transition from a development stage company to a commercial organization.”

“I am thrilled to be joining the CorMedix board, and excited about the commercial potential for DefenCath,” said Rob Stewart. “I believe my background and experiences in growth driven pharma companies will add value to the organization and complement the backgrounds and skills of the other board members and the executive leadership team. I look forward to working with everyone more closely.”

Mr. Stewart is the Chief Executive Officer of Theramex, a private equity backed, global specialty pharmaceutical company dedicated to women’s health, and has served in this role since March 2020. Prior to this, Mr. Stewart served as Chief Executive Officer of Amneal Pharmaceuticals Inc. from 2018 to 2019, and from 2009 through 2018, Mr. Stewart served in senior roles with Allergan, formerly Watson and Actavis, most notably as Chief Operating Officer (2015-2018) and President, Global Operations (2009-2015). Mr. Stewart has also previously held management roles with Abbott Laboratories, Knoll Pharmaceutical Company, and Hoffmann La Roche, Inc. Mr. Stewart currently serves on the Board of Directors of Cipla Ltd and serves on the Board of Trustees for Fairleigh Dickinson University.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The Company received a Complete Response Letter (CRL) from FDA stating that the original NDA could not be approved until deficiencies at the contract manufacturing organization (CMO) were satisfactorily resolved. FDA notified the Company in a second CRL that the refiled NDA could not be approved until satisfactory resolution of facility deficiencies identified during a pre-approval inspection at and conveyed to the CMO and during an inspection for an unrelated active pharmaceutical ingredient at and conveyed to the manufacturing facility for the heparin supplier for DefenCath. While the CMO and heparin supplier work to resolve outstanding deficiencies, CorMedix is simultaneously working to transfer the technology to an additional CMO and qualify an additional supplier of heparin. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, including, but not limited to, statements regarding the Company’s ability to successfully transition from a development stage company to a commercial organization, should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of an FDA prior inspection; the ability of the Company’s heparin supplier to address the manufacturing deficiencies identified in the warning letter for non-heparin API; the resources needed to secure approval of the NDA for DefenCath from the FDA; the risks and uncertainties of the relationships with the additional CMO and supplier of heparin; the ability to submit a supplement to CorMedix’s NDA; the ability to secure final FDA approval prior to July 1, 2023 or obtain CMS approval of a resubmitted NTAP application; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
(617) 430-7576